UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 11, 2013

Moody National REIT I, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-150612	26-1812865
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 Woodway Drive, Suite 110
Houston, Texas 77057
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2013, Moody National REIT I, Inc. (the “Company”) entered into an Agreement of Purchase and Sale (“Purchase Agreement”) relating to the acquisition of a Hyatt Place hotel property located in Germantown, Tennessee (the “Hyatt Place Hotel”), from an unaffiliated third party seller, for an aggregate purchase price of $11,300,000, excluding acquisition costs. The Company intends to finance the acquisition of the Hyatt Place Hotel with proceeds from its ongoing public offering and approximately $7,600,000 of indebtedness secured by the Hyatt Place Hotel.

Opened in August 2009, the Hyatt Place Hotel features 127 guestrooms, designed to accommodate extended visits with space for work, study and entertainment. The guestrooms feature a refrigerator, 42” flat-panel HDTV, Hyatt Grand Bed, and flexible workspace with task lighting. Other amenities include Wi-Fi internet access throughout the hotel, 24-hour StayFit@Hyatt fitness center, heated outdoor pool, and 24/7 guest kitchen and bakery café. The Hyatt Place Hotel offers 1,025 square feet of flexible meeting space and offers all-inclusive meeting packages tailored to specific corporate and group travel needs.

The Hyatt Place Hotel is located in Germantown, which is a suburb bordering east Memphis, along Memphis’ Technology Corridor. It is within close proximity to the FedEx World Headquarters, the FedEx Tech Headquarters, Nike, Thomas & Betts, and Tournament Players Club at Southwind. FedEx Corporation (“FedEx”) is the most significant employer in the Germantown area.  In 2012, FedEx filed a $30.2 million building permit to construct a mixed-use building in close proximity to the Hyatt Place Hotel. This is part of FedExs plan to invest approximately $142 million in expanding, upgrading, and consolidating its facilities, which will include a new Air Operations Training Center. The project will include a 250,000 square foot expansion to FedExs Memphis facilities, and completion is currently expected for 2016 Median family income for Germantown equals $131,557, as compared to the 2011 U.S. average of $51,413. In addition to industry and commercial growth, population growth in Germantown has increased by 16.5% since 2000, as compared with the national growth rate of 9.61%.

The acquisition of the Hyatt Place Hotel is subject to substantial conditions to closing, including: (1) obtaining appropriate financing for the acquisition of the Hyatt Place Hotel; (2) the sale of a sufficient number of shares of the Company’s common stock in the Company’s public offering to fund a portion of the purchase price for the Hyatt Place Hotel; and (3) the absence of a material adverse change to the Hyatt Place Hotel prior to the date of the acquisition. There is no assurance that the Company will close the acquisition of the Hyatt Place Hotel on the terms described above or at all.

The material terms of the Purchase Agreement described herein are qualified in their entirety by the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Agreement of Purchase and Sale, dated February 11, 2013, by and among Moody National REIT I, Inc. and SHG HP Germantown, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: February 15, 2013	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit	Description
10.1	Agreement of Purchase and Sale, dated February 11, 2013, by and among Moody National REIT I, Inc. and SHG HP Germantown, LLC